Exhibit 10.1

$150,000	San Diego, California September 2, 2008

PEPPERBALL TECHNOLOGIES, INC.

PROMISSORY NOTE

        PepperBall Technologies, Inc., a Delaware corporation (the “Company”), for value received, hereby acknowledges the receipt from Security With Advanced Technology, Inc., a Colorado corporation (the “Holder”), of One Hundred Fifty Thousand Dollars and no/100 ($150,000). Capitalized terms not otherwise defined in this promissory note (“Note”) shall have the meanings given them in the Agreement and Plan of Merger and Reorganization dated as of May 28, 2008 among the Company, the Holder and PTI Acquisition Corp., a Delaware corporation (the “Agreement”).

         1.           Payment.   The Company shall only be obligated to repay the amount of this Note in the event the Merger is not consummated due to either (i) the Company’s failure to obtain the Company Stockholder Approval, or (ii) the Company Board Recommendation is withdrawn (the occurrence of (i) or (ii) is referred to herein as a “Repayment Event”). The amount of this Note shall be payable to the Holder within 90 days of a Repayment Event (the “Repayment Period”).

         2.           Forgiveness.   All obligations of the Company under this Note, including without limitation the Company’s obligation repay any amount under this Note, shall, without any further action by the Company or the Holder, be automatically forgiven if the Merger is not consummated for any reason other than the occurrence of a Repayment Event.

         3.           Interest.   This Note shall not bear interest.

         4.           Additional Agreements.   As additional consideration for the loan evidenced by this Note (the “Loan”), the Company agrees that the principal amount of the Loan ($150,000) shall be credited toward the minimum amount of unrestricted cash that the Holder must have on hand at the Effective Time of the Merger pursuant to Section 6.3(b) of the Agreement (so that the minimum required unrestricted cash on hand at the Effective Time of the Merger shall be $850,000 rather than $1,000,000).

         5.           Default.   If the Company fails to pay any amount when due hereunder, the Holder may elect, by written notice delivered to the Company, to take at any time any or all of the following actions: (i) declare this Note to be forthwith due and payable, whereupon the entire unpaid principal amount of this Note shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein to the contrary notwithstanding; and (ii) exercise any and all other remedies provided hereunder or available at law or in equity. If the Company fails to pay any amount when due hereunder, the Company agrees to pay, in addition to the principal amount of this Note, reasonable attorneys’ fees and any other reasonable costs and expenses incurred by the Holder in connection with its pursuit of its remedies under this Note.

         6.       Miscellaneous.

                  6.1   Transfer of Note.   This Note shall not be transferable or assignable in any manner without the express written consent of the Company, and any such attempted disposition of this Note or any portion hereof shall be of no force or effect.

                  6.2   Titles and Subtitles.   The titles and subtitles used in this Note are for convenience only and are not to be considered in construing or interpreting this Note.

                  6.3   Notices.   Any notice required or permitted under this Note shall be given in writing in accordance with the Agreement.

                  6.4   Amendments and Waivers.   Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder. No delay or omission by the Holder in exercising any of its rights, remedies, powers or privileges hereunder or at law or in equity and no course of dealing between the Holder and the Company or any other party shall be deemed a waiver by the Holder of any such rights, remedies, powers or privileges, even if such delay or omission is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof by the Holder or the exercise of any other right, remedy, power or privilege by the Holder.

                 6.5   Severability.   If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                  6.6   Governing Law.   This Note shall be governed by and construed and enforced in accordance with the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

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        IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its officer, thereunto duly authorized as of the date first above written.

PEPPERBALL TECHNOLOGIES, INC. By: /s/ Christin Lewis